Exhibit 5.1

Sullivan & Worcester Tel Aviv 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

Nano Dimension Ltd.
2 Ilan Ramon Street
Ness Ziona 7403635, Israel

March 29, 2024

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Nano Dimension Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), which registers the offer, issuance and sale by the Company, from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus, of up to $500,000,000, in the aggregate, of American Depositary Shares (“ADSs”) each representing one ordinary share, NIS 5.00 par value per share, of the Company (the “Ordinary Shares”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of the meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith, were approved; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents.

We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the ADSs may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party and enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the ADSs, the terms of the ADSs, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that with respect to the Ordinary Shares underlying ADSs, assuming (i) the taking of all necessary corporate action to authorize and approve the issuance of any ADSs and any Ordinary Shares underlying such ADSs, the terms of the offering thereof and related matters (the “Authorizing Resolutions”); (ii) the Registration Statement has become effective under the Securities Act; (iii) if necessary, an appropriate prospectus supplement with respect to the offering of the ADSs and the Ordinary Shares underlying the ADSs has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder; (iv) the approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Report on Form 6-K, pursuant to which the ADSs and the Ordinary Shares underlying such ADSs may be issued and sold; and (v) receipt by the Company of the consideration for the ADSs and the Ordinary Shares underlying the ADSs as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement, pursuant to which the Ordinary Shares underlying ADSs may be issued, will be validly issued, fully paid and non-assessable.

With respect to our opinion as to the Ordinary Shares underlying the ADSs, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles and as described in the Registration Statement such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)

Sullivan & Worcester Tel-Aviv (Har-Even & Co.)